Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Marketing/ Communications
	(972) 580-6360	(972) 580-6353
MERITAGE HOMES REPORTS SECOND QUARTER 2010 RESULTS
SECOND CONSECUTIVE QUARTER OF POSITIVE PRE-TAX EARNINGS ON HIGHER CLOSINGS AND
SIGNIFICANT YEAR-OVER-YEAR MARGIN IMPROVEMENT DRIVEN BY NEW COMMUNITIES
SECOND QUARTER 2010 SELECTED RESULTS (COMPARISONS TO SECOND QUARTER 2009):
•	Generated net income of $4M against prior year net loss of $74M, marking the second consecutive quarter of positive pre-tax earnings and third quarter of positive reported net income

•	Closed 36% more homes resulting in 32% greater home closing revenue over the prior year

•	Improved gross margin to 18.2% from (17.7)% in the prior year (18.3% vs 12.3%, excluding impairments)

•	Opened eight new communities with recently acquired lots — including a state of the art, super energy efficient community in Arizona

•	Contracted for approximately 2,400 new lots representing 22 new communities and 6 new phases for existing communities, maintaining a 3.4-year supply of lots
YEAR TO DATE 2010 SELECTED RESULTS:
•	Reported net income of $7M for the first half of 2010, against a net loss of $92M in the prior year

•	Reduced net debt/capital ratio to 24.8% from 32.6% in the prior year
Scottsdale, Ariz. (July 27, 2010) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced second quarter results for the period ended June 30, 2010.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	%Chg	2010	2009	%Chg
Homes closed (units)	1,207	890	36%	2,015	1,822	11%
Home closing revenue	$291,405	$220,414	32%	$491,987	$451,392	9%
Sales orders (units)	900	1,147	-22%	1,964	2,134	-8%
Sales order value	$228,627	$263,493	-13%	$497,095	$495,616	0%
Ending backlog (units)				1,044	1,593	-34%
Ending backlog value				$292,643	$382,255	-23%
Net income/(loss) — incl. impairments	$4,166	$(73,602)	n/a	$6,826	$(91,957)	n/a
Adjusted pre-tax income/(loss)* — excl. impairments & (loss)/gain on early extinguishment of debt	$8,149	(11,880)	n/a	11,472	(22,486)	n/a
Diluted EPS (including impairments)	$0.13	$(2.37)	n/a	$0.21	$(2.97)	n/a

*	See non-GAAP reconciliations of net income/(loss) to adjusted pre-tax income/(loss) on “Operating Results” statement.

HOME CLOSINGS, REVENUE AND INCOME
After being one of the first publicly-traded homebuilders to return to operating profitability in the first quarter of this year, Meritage reported another profitable quarter with net income of $4.2 million or $0.13 per diluted share for the second quarter of 2010, compared to a net loss of $73.6 million or $2.37 per share in the same quarter of 2009. The second quarter results included pre-tax charges due to real estate-related impairments of $0.3 million in 2010, compared to $66.6 million of impairments in 2009.
Net income in 2010 was reduced by a $3.5 million loss on early extinguishment of debt, while the same period of 2009 benefitted from a $6.6 million gain on early extinguishment of debt.
Excluding the effects of impairments and extinguishment of debt, Meritage’s pre-tax income for the second quarter was $8.1 million in 2010, compared with the prior year’s pre-tax loss of $11.9 million.
“Our number one goal for 2010 was to return to profitability as soon as possible and to be profitable for the entire year,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We are pleased to report another profitable quarter as we continue to successfully execute our strategy toward achieving our goal for the year.”
The second quarter net income was largely driven by an increased number of home closings coupled with improved margins on homes built on recently acquired lower-cost lots in good locations, as well as savings in construction costs. The Company closed 36% more homes which generated 32% greater revenue in the second quarter of 2010, compared to 2009, partially due to some additional sales and an acceleration of closings to meet the June 30 deadline for the home buyer tax credit.
Mr. Hilton continued, “Approximately 20% of our second quarter 2010 closings and related revenue came from our newer communities. Our margins on those homes were approximately 500-600 basis points higher than the margins we earned in our older communities, demonstrating the continued success of our strategies to improve profitability.”
Second quarter total gross margin excluding impairments increased to 18.3% in 2010, from 12.3% in 2009; or 18.2% versus (17.7)% for 2010 and 2009, respectively, after impairments. Meritage generated $52.9 million in gross profit in the second quarter 2010, compared to a gross loss of $39.2 million in the prior year’s second quarter. Before impairments, the gross profit in 2010 was nearly double the $27.2 million gross profit in the prior year.
SALES
Net home sales in the second quarter were 22% lower than the prior year, partially due to a 15% decline in average active communities between the second quarters of 2009 and 2010. Average community count in Texas was 25% lower year over year. As part of the Company’s plan to improve margins and profitability, Meritage has been closing out communities with lower margins and redeploying assets to new communities which are achieving higher margins. Many of the best opportunities to purchase deeply discounted lots in the last 18 months have been found in California, Florida and Arizona, resulting in some rebalancing of active communities from Texas to the Company’s other markets.
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Home sales in Texas were 30% less than the prior year’s second quarter, primarily reflecting the 25% lower community count. Accordingly, Texas comprised 51% of the Company’s total homes sold, compared to 57% a year earlier, while California and Florida sales represented larger percentages of the total homes sold in the quarter.
Average sales per community for the second quarter of 2010 was 6.1, down slightly from a 6.6 average in 2009 and 7.0 in the first quarter of 2010. California and Florida achieved the highest absorption rates, where nearly all of the Meritage communities in those markets are recently acquired lot positions with redesigned product lines.
“The decline in sales following the April 30, 2010 contract deadline for the home buyer tax credit was more significant than we expected, and surprising because we didn’t experience a significant increase in spring sales until the last few weeks of April,” said Mr. Hilton. “However, we are hopeful for a relatively short hangover effect, similar to what the auto industry experienced with the ‘cash for clunkers’ program. Based on our second quarter sales, we are anticipating lower third quarter closings and are looking for improving sales in the latter part of the year.”
“Despite external factors which are beyond our control, we are continuing to execute on our proven strategy by opening new communities in good locations, differentiating Meritage Homes as an industry leader in energy-efficient home construction, ensuring that our plan selections and model presentations are inviting and appropriately match our target buyers’ preferences, and training and equipping our sales teams to be the best in the business,” Mr. Hilton stated. “Although we can’t predict when the market will improve, we are confident that it will improve, and we are positioning Meritage Homes to be one of the best in the business, both now and in the future.”
An 11% increase in average sales prices partially offset the 22% decline in orders, resulting in total order value decreasing by only 13% year over year. The average sales price for the second quarter of 2010 was approximately $254,000, compared to $229,700 in 2009. The increase in average sales prices reflects a larger share of sales from newer closer-in communities that command higher prices than many older communities, as well as from growth in Meritage’s higher average priced markets like California and Florida.
YEAR TO DATE RESULTS
For the first half of 2010, home closings were 11% higher with 9% higher closing revenue than in 2009, and gains achieved in every state except Nevada, despite 15% fewer average communities.
Meritage reported net income of $6.8 million or $0.21 per share for the first half of 2010, compared to a net loss of $92.0 million or $2.97 per share in the first half of 2009. Beginning in the third quarter of 2009, the Company has fully reserved its tax assets, which totaled $89.3 million as of June 30, 2010. These tax assets are available to offset federal and state income tax liabilities on an estimated $234 million of future taxable income.
Year-to-date net income included less than one million dollars of pre-tax real estate-related impairment charges and a $3.5 million loss on the early extinguishment of debt in 2010, compared to $77.1 million of impairments and a $9.4 million gain on early extinguishment of debt in 2009. Before those items, adjusted pre-tax income was $11.5 million for the first half of 2010, compared to a pre-tax loss of $22.5 million for the first half of 2009.
MTH 2Q10 results/ 3

CASH FLOW AND LOT SUPPLIES
Meritage generated $15 million of cash flow from operations during the second quarter of 2010, after using $54.9 million to purchase approximately 1,100 lots during the quarter. The Company ended the quarter with $442.1 million in total cash and cash equivalents, restricted cash and short-term investments, which reduced the Company’s net debt to total capital ratio to 24.8% at June 30, 2010, from 32.6% at June 30, 2009.
“We continue to find and acquire new communities in healthy sub-markets using our leading market research and experienced land managers, which we believe is a strategic advantage for Meritage,” said Mr. Hilton. “While increased competition has driven lot prices up from the historically very low prices we encountered last year, we are still finding an adequate supply of available lots in good locations, and are acquiring lots at prices we believe will allow us to earn near-normal margins and attractive returns, without assuming inflation in home prices.”
Meritage has contracted for more than 8,800 new lots since the beginning of 2009, and now controls approximately 14,450 total lots, equivalent to a 3.4 year supply based on trailing twelve months closings.
Mr. Hilton continued, “Since we have a relatively small lot supply, and approximately 45% of those lots have been acquired in the last eighteen months at greatly reduced prices, we are achieving higher margins while at the same time lowering our risk and maintaining flexibility to respond to changing market conditions. We believe this differentiates Meritage from other builders who are carrying larger supplies of lots at higher legacy prices, which may constrain their margins and ability to grow profits, while reducing their returns on assets.”
FINANCING ACTIVITIES
In April 2010, Meritage issued $200 million of 7.15% senior notes due in 2020 and used the proceeds to retire its $130 million outstanding principal amount of notes due in 2014 and $65 million of its 2015 notes. The new debt effectively extended the maturity of Meritage’s long-term debt at attractive rates for an additional five to six years, and resulted in a $3.5 million loss on early extinguishment of debt, as stated above.
OTHER NEWS — LATEST ENERGY EFFICIENT COMMUNITY OPENED
In June of 2010, Meritage opened a new community at Lyon’s Gate in Gilbert, Arizona, incorporating the latest energy efficient technology in every home at no additional charge to the buyer, with prices starting under $180,000. The homes are designed to save homeowners up to 80% on their home utility bills, compared to a typical existing home as published by the U.S. Department of Energy. All homes in this community will include the following state of the art materials and equipment as standard features:
•	an advanced solar-electric and thermal system that generates over twice the energy per square foot as compared to conventional solar panels;

•	a high-performance wall system that is 3.5 times more energy efficient than standard wall assemblies;
MTH 2Q10 results/ 4

•	spray foam insulation throughout the home that seals in air conditioning while keeping dirt and pollution out;

•	an electronic home management system that allows homeowners to monitor and control their home’s electrical systems through a smart phone or computer from anywhere in the world; and

•	weather-sensing irrigation and water management systems that comply with the EPA’s latest WaterSense Program.
Every home will be tested and certified by third party certified energy inspectors.
The community is a prototype for future communities to be opened by Meritage in other locations. Strong initial sales are proving the demand for such homes and providing competitive differentiation for Meritage.
SUMMARY
“We’ve been executing a very deliberate set of strategies designed to get us back to profitability and position the company best for the long term,” said Mr. Hilton:
•
“Our Meritage Forward initiative encompasses continuous improvement processes designed to improve quality, reduce cycle times and further reduce our costs, in addition to utilizing industry-leading market research and analysis to drive more intelligent decisions regarding where to buy lots, how much to pay, and which plans or options to offer at prices where we believe we can earn our target margins.

•
Our new Simply Smart™ series of homes are more efficient to build at lower costs to compete effectively with resale homes. We are marketing them to first-time buyers with ‘no tricks’ all-inclusive monthly payments that make it easy to compare monthly house payments to rents.

•
Our 99-day guarantee offers a quick move-in solution to offset one of the perceived advantages to buying a used home, by offering a guaranteed closing date. It is the result of dramatic reductions in our cycle times, which lower our total cost and the risk of cancellation, and increases our return on assets.

•
And with our Meritage Green™ initiative, we’re building more energy-efficient homes that already far exceed industry standards. We are the only public homebuilder to be 100% ENERGY STAR® qualified in every new home we build as of January 1st this year.”

“We believe that these strategies provide sustainable competitive advantages,” he continued. “We have already seen positive results from our strategic initiatives:
•	We were one of the first public homebuilders to return to profitability in 2010;

•	We have managed a strong balance sheet with a relatively light supply of land and no near-term debt maturities, providing us the flexibility to reload with lower-priced lots as opportunities arise;

•
We have reduced our direct costs and introduced a new series of homes that are more efficient to build, allowing us to earn near-normal margins while pricing our homes to compete effectively with used homes and foreclosures; and

•	We have reduced our incentives while maintaining prices, thereby expanding our margins, while our sales velocity has increased within our newer communities.
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We just wrapped up our 2010 Meritage Leadership Institute, where more than 100 of our leaders gathered to assess our progress, set new goals, share best practices and ensure alignment throughout our organization. Based on what I saw and heard, I am confident that we have some of the best talent in the industry at Meritage, and I am very excited about the successes we will achieve in the future.”
Management will host a conference call to discuss these results on Wednesday, July 28, 2010 at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:30 p.m. ET, July 28, 2010 on the website noted above, or by dialing 877-660-6853, and referencing account 356, replay ID 35834.
MTH 2Q10 results/ 6

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating results
Home closing revenue	$291,405	$220,414	$491,987	$451,392
Land closing revenue	—	1,125	1,222	1,285

Total closing revenue	291,405	221,539	493,209	452,677
Home closing gross profit/(loss)	52,896	(39,084)	90,894	(21,734)
Land closing gross profit/(loss)	—	(141)	258	(169)

Total closing gross profit/(loss)	52,896	(39,225)	91,152	(21,903)
Commissions and other sales costs	(21,606)	(18,098)	(38,828)	(37,243)
General and administrative expenses	(16,729)	(13,775)	(31,422)	(27,644)
Interest expense	(8,553)	(11,332)	(16,848)	(19,662)
(Loss)/gain on extinguishment of debt	(3,454)	6,585	(3,454)	9,390
Other income, net (1)	1,837	3,951	6,572	6,899

Income/(loss) before income taxes	4,391	(71,894)	7,172	(90,163)
Provision for income taxes	(225)	(1,708)	(346)	(1,794)

Net income/(loss)	$4,166	$(73,602)	$6,826	$(91,957)

Income/(loss) per share
Basic:
Income/(loss) per share	$0.13	$(2.37)	$0.21	$(2.97)
Weighted average shares outstanding	32,077	31,055	32,009	30,933
Diluted:
Income/(loss) per share	$0.13	$(2.37)	$0.21	$(2.97)
Weighted average shares outstanding	32,287	31,055	32,258	30,933

Non-GAAP Reconciliations:
Total closing gross profit/(loss)	$52,896	$(39,225)	$91,152	$(21,903)
Add: Real estate-related impairments
Terminated lot options and land sales	—	61,480	—	62,714
Impaired projects	304	4,900	846	14,134

Adjusted closing gross profit	$53,200	$27,155	$91,998	$54,945

Income/(loss) before income taxes	$4,391	$(71,894)	$7,172	$(90,163)
Add: Real estate-related and joint venture (JV) impairments
Terminated lot options and land sales	—	61,480	—	62,714
Impaired projects	304	4,900	846	14,134
JV impairments	—	219	—	219
Loss/(gain) on early extinguishment of debt	3,454	(6,585)	3,454	(9,390)

Adjusted income/(loss) before income taxes	$8,149	$(11,880)	$11,472	$(22,486)

(1)	Other income includes Joint Venture (JV) income/(loss) and JV impairments, if any.
MTH 2Q10 results/ 7

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$156,669	$249,331
Investments and securities	270,666	125,699
Restricted cash	14,766	16,348
Income tax receivable	1,691	92,509
Other receivables	35,591	22,934
Real estate (1)	714,248	675,037
Investments in unconsolidated entities	11,768	11,882
Deposits on real estate under option or contract	12,152	8,636
Other assets	38,035	40,291

Total assets	$1,255,586	$1,242,667

Liabilities and Equity:
Accounts payable, accrued liabilities, Home sale deposits and other liabilities	$153,864	$152,233
Senior notes	479,591	479,134
Senior subordinated notes	125,875	125,875

Total liabilities	759,330	757,242
Total stockholders’ equity	496,256	485,425

Total liabilities and equity	$1,255,586	$1,242,667

(1) Real estate — Allocated costs:
Homes under contract under construction	$136,149	$114,769
Finished home sites and home sites under development	392,336	407,592
Unsold homes, completed and under construction	92,533	73,442
Model homes	39,344	37,601
Land held for development or sale	53,886	41,633

Total allocated costs	$714,248	$675,037

Supplemental Information and Non-GAAP Financial Disclosures (in thousands — unaudited):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Interest amortized to cost of sales and interest expense	11,983	16,557	49,742	63,399
Depreciation and amortization	2,081	2,120	8,326	13,650

	June 30, 2010	December 31, 2009	June 30, 2009
Notes payable and other borrowings	$605,466	$605,009	$604,926
Less: cash and cash equivalents, restricted cash, and investments and securities	(442,101)	(391,378)	(385,310)

Net debt	163,365	213,631	219,616
Stockholders’ equity	496,256	485,425	454,495

Total capital	$659,621	$699,056	$674,111

Net debt-to-capital	24.8%	30.6%	32.6%
MTH 2Q10 results/ 8

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating results

Net income/(loss)	$4,166	$(73,602)	$6,826	$(91,957)
(Loss)/gain on early extinguishment of debt	3,454	(6,584)	3,454	(9,390)
Real-estate related impairments	304	66,380	846	76,848
Equity in earnings from JVs and distributions of JV earnings, net	230	698	767	1,656
Decrease/(increase) in real estate and deposits, net	8,362	32,225	(42,620)	110,073
Other operating activities	(1,608)	20,518	89,572	91,024

Net cash provided by operating activities	14,908	39,635	58,845	178,254

Cash used in investing activities	(95,715)	(1,357)	(147,638)	(1,500)

Proceeds from issuance of new debt	195,134	—	195,134	—
Debt issuance costs	(2,969)	—	(2,969)	—
Repayments of senior notes	(197,543)	—	(197,543)	—
Proceeds from issuance of common stock, net	174	2,633	1,509	2,633

Net cash (used in)/provided by financing activities	(5,204)	2,633	(3,869)	2,633

Net (decrease)/increase in cash	(86,011)	40,911	(92,662)	179,387
Beginning cash and cash equivalents	242,680	344,399	249,331	205,923

Ending cash and cash equivalents (1)	$156,669	$385,310	$156,669	$385,310

(1)	Ending cash and cash equivalents as of June 30, 2010 excludes investments and securities and restricted cash totaling $285.4 million
MTH 2Q10 results/ 9

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,
	2010		2009
	Homes	Value	Homes	Value

Homes Closed:
California	106	$33,610	64	$22,299
Nevada	26	4,905	41	8,221

West Region	132	38,515	105	30,520

Arizona	213	43,808	152	30,786
Texas	725	173,570	552	137,473
Colorado	41	11,492	30	10,196

Central Region	979	228,870	734	178,455

Florida	96	24,020	51	11,439

East Region	96	24,020	51	11,439

Total	1,207	$291,405	890	$220,414

Homes Ordered:
California	111	$37,413	103	$31,352
Nevada	23	4,627	40	7,524

West Region	134	42,040	143	38,876

Arizona	171	39,521	241	46,510
Texas	455	108,090	654	147,878
Colorado	38	11,757	46	14,085

Central Region	664	159,368	941	208,473

Florida	102	27,219	63	16,144

East Region	102	27,219	63	16,144

Total	900	$228,627	1,147	$263,493

MTH 2Q10 results/ 10

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2010		2009
	Homes	Value	Homes	Value

Homes Closed:
California	211	$70,695	156	$55,723
Nevada	48	9,224	79	17,089

West Region	259	79,919	235	72,812

Arizona	381	77,760	350	72,446
Texas	1,153	274,929	1,068	260,838
Colorado	71	20,113	69	22,070

Central Region	1,605	372,802	1,487	355,354

Florida	151	39,266	100	23,226

East Region	151	39,266	100	23,226

Total	2,015	$491,987	1,822	$451,392

Homes Ordered:
California	226	$78,542	157	$53,205
Nevada	48	9,372	66	12,912

West Region	274	87,914	223	66,117

Arizona	404	87,529	409	78,805
Texas	1,028	247,998	1,302	296,777
Colorado	79	24,300	72	22,568

Central Region	1,511	359,827	1,783	398,150

Florida	179	49,354	128	31,349

East Region	179	49,354	128	31,349

Total	1,964	$497,095	2,134	$495,616

Order Backlog:
California	104	$42,169	88	$31,392
Nevada	14	2,819	12	2,276

West Region	118	44,988	100	33,668

Arizona	170	41,879	249	48,570
Texas	590	154,633	1,121	266,094
Colorado	47	15,643	47	13,763

Central Region	807	212,155	1,417	328,427

Florida	119	35,500	76	20,160

East Region	119	35,500	76	20,160

Total	1,044	$292,643	1,593	$382,255

MTH 2Q10 results/ 11

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Second Quarter 2010		Second Quarter 2009
	Beg.	End	Beg.	End
Active Communities:
California	9	12	9	12
Nevada	5	5	12	12

West Region	14	17	21	24

Arizona	32	33	28	31
Texas	83	78	107	108
Colorado	7	7	3	4

Central Region	122	118	138	143

Florida	13	13	11	11

East Region	13	13	11	11

Total	149	148	170	178

	First Half 2010		First Half 2009
	Beg.	End	Beg.	End
Active Communities:
California	7	12	12	12
Nevada	6	5	12	12

West Region	13	17	24	24

Arizona	26	33	31	31
Texas	98	78	109	108
Colorado	6	7	3	4

Central Region	130	118	143	143

Florida	10	13	11	11

East Region	10	13	11	11

Total	153	148	178	178

About Meritage Homes Corporation
Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the western and southern United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando. The Company was ranked by Builder magazine in 2008 as the 10th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.
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MTH 2Q10 results/ 12

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding achievement of our goal of profitability for 2010 ; that closings will be lower in the third quarter followed by improving sales in the latter part of the year; favorable trends in the homebuilding market; our ability to continue to acquire land in favorable locations at favorable prices; trends and predictions about our future margins and returns; the benefits of, and our ability to execute our new strategies, including, but not limited to, our Meritage Forward initiative, our Simply Smart initiative, our 99-day guarantee and our Meritage Green initiative. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the propensity of homebuyers to cancel purchase orders with us; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; fluctuations in housing demand, and the cost and availability of real estate and other matters that are outside of our control; out ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; the impact of future capital raising transactions we may engage in; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors,” as updated in our Quarterly Report on Form 10-Q for the period ended March 31, 2010. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.
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MTH 2Q10 results/ 13